Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated June 25, 2025, relating to the financial statements of Circle Reserve Fund of BlackRock FundsSM (the “Fund”) appearing in this Annual Report on Form 10-K of Circle Internet Group, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 9, 2026